UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K

 ________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 21, 2017	000-51254
Date of Report (Date of earliest event reported)	Commission File Number

PARKS! AMERICA, INC.

 (Exact name of registrant as specified in its charter)

Nevada	91-0626756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1300 Oak Grove Road Pine Mountain, GA 31822
(Address of Principal Executive Offices) (Zip Code)

(706) 663-8744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Litigation Update

Parks! America, Inc. (the “Company”) entered into a settlement and release agreement dated as of March 30, 2017 (the “Eastland Settlement Agreement”) with certain defendants (the “Eastland Defendants”) to settle a lawsuit titled Parks! America, Inc. vs Eastland, et. al., Case No. 09-A-5996 in the Eighth Judicial District Court of the State of Nevada (the “Litigation”). Pursuant to the Eastland Settlement Agreement, the Eastland Defendants agreed to make a settlement payment of $80,000 to the Company and assign 10,000 shares of the Company’s common stock beneficially owned by one of the Eastland Defendants to the Company (the “Settlement Shares”), and the Company consented to the sale of 10,010,000 shares of common stock beneficially owned by the Eastland Defendants to Nicholas Parks (the “NP Transaction”). On April 21, 2017, the Company received the $80,000 settlement payment and the Settlement Shares. The Company intends to file a Stipulation and Order to Dismiss the Litigation with Prejudice, and cancel the Settlement Shares.

As part of the NP Transaction, the Company and Nicholas Parks entered into a Settlement Agreement and Release dated as of March 30, 2017 (the “NP Settlement Agreement”). The NP Transaction closed as of April 21, 2017 and as a result Nicholas Parks holds shares representing 13.4% of the outstanding common stock of the Company.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2017

PARKS! AMERICA, INC.

By: /s/ Dale Van Voorhis                      o

Name: Dale Van Voorhis

Title:   Chief Executive Officer and

            Chairman of the Board

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